Exhibit 11.1
                            INTEL CORPORATION
                    COMPUTATION OF EARNINGS PER SHARE
                 (In millions, except per share amounts)

                                             Three Months Ended
                                            ---------------------
                                            Apr. 1,       Apr. 2,
                                             1995          1994
                                            ---------------------

PRIMARY SHARES CALCULATION:

Reconciliation of weighted average number of shares outstanding to amount used in primary earnings per share computation:

Weighted average number of
  shares outstanding                         828           838

Add shares issuable from assumed exercise
  of options and warrants                     44            46
                                             ---           ---
Weighted average number of shares
  outstanding as adjusted                    872           884
                                             ===           ===


FULLY DILUTED SHARES CALCULATION:

Reconciliation of weighted average number of shares outstanding to amount used in fully diluted earnings per share computation:

Weighted average number of shares
  outstanding                                828           838

Add shares issuable from assumed
  exercise of options and warrants            46            46
                                           -----         -----
Weighted average number of shares
  outstanding as adjusted                    874           884
                                           =====         =====

NET INCOME                                 $ 889         $ 617
                                           =====         =====
PRIMARY EARNINGS PER SHARE                 $1.02         $ .70
                                           =====         =====
(1) FULLY DILUTED EARNINGS PER SHARE       $1.02         $ .70
                                           =====         =====

(1) Earnings per common equivalent share presented on the face of the statements of income represent primary earnings per share. Dual presentation of primary and fully diluted earnings per share has not been made on the statement of income because the differences are insignificant.

All share and per share amounts have been restated to reflect the effects of a 2 for 1 stock dividend to be effected in the form of a stock distribution, as approved by the Board of Directors of Intel Corporation on April 27, 1995.